Selected Consolidated Financial Data
Balance Sheet Data:
dollars in thousands		 Mar 31,  Dec 31,   Sep 30,    Jun 30,	 Mar 31,
				 2008	  2007	    2007       2007	 2007
Cash and cash equivalents	 $12,578  $12,285   $ 9,598    $30,026   $20,498
Securites available for sale	  87,803   84,514    82,782	82,590    79,219
Loans, net			 190,264  191,488   192,158    186,019   184,148
Deposits			 239,507  242,523   242,133    257,016   247,920
Repurchase agreements		   9,784    8,831     8,322	 9,047     7,788
Federal Home Loan Bank advances   18,000   17,000    14,000	14,000    14,000
Shareholders' equity	          35,756   34,991    34,699	34,050    34,605
Total assets	                 308,833  306,651   303,055    317,563   307,559

Income Statement Data:				Quarter ended
dollars in thousands, except per		Mar 31,	      Mar 31,
  share data					2008	      2007	 Change

Interest income					$4,270	      $4,352     -1.9%
Interest expense				 1,526	       1,710    -10.8%
Net interest income				 2,744	       2,642      3.9%
Provision for loan losses		 	   187            27    592.6%
Net interest income after provision for
  loan losses					 2,557	       2,615     -2.2%
Noninterest income				   592	         411     44.0%
Noninterest expense		                 2,489	       2,672     -6.8%
Income before income taxes		           660	         354     86.4%
Income taxes		                           169	          67    152.2%
Net income					  $491	        $287     71.1%
Earnings per share
  Basic and diluted		                 $0.22	       $0.13     69.2%
Weighted average shares outstanding	     2,205,787     2,234,488


Quarterly Earnings Summary
Previous Eight Quarters:
dollars in thousands, except per
  share data
					Mar	  Dec	     Sep	 Jun
					2008	  2007	     2007        2007
Interest income	 	            	$4,270    $4,441     $4,497      $4,542
Interest expense		         1,526     1,718      1,756       1,784
Net interest income			 2,744     2,723      2,741       2,758
Provision for loan losses		   187       120          -           -
Net interest income after provision for
  loan losses		             	 2,557     2,603      2,741       2,758
Noninterest income		           592       602        553         424
Noninterest expense		         2,489     2,387      2,620       2,821
Income before income taxes		   660	     818        674         361
Income taxes		                   169	     215        167          47
Net income		                  $491      $603       $507        $314
Earnings per share
  Basic and diluted		         $0.22     $0.27      $0.23       $0.14
Cash dividends per share		 $0.16     $0.16      $0.16       $0.16
Weighted average shares outstanding  2,205,787 2,222,115  2,234,488   2,234,488

					Mar	    Dec	       Sep       Jun
	                       		2007	    2006       2006      2006
Interest income		                $4,352      $4,426     $4,379    $4,187
Interest expense		         1,710       1,699      1,559     1,466
Net interest income		         2,642       2,726      2,820     2,721
Provision for loan losses		    27 	       120         40  	    -
Net interest income after provision for
  loan losses		                 2,615       2,606      2,780     2,721
Noninterest income		           411	       412        429	    378
Noninterest expense		         2,672       2,843      2,818     2,976
Income before income taxes		   354	       176	  391	    123
Income taxes		                    67         -18	   88	    -36
Net income		                  $287        $194	 $303      $159
Earnings per share
  Basic and diluted		         $0.13       $0.09      $0.14     $0.07
Cash dividends per share	         $0.16       $0.16      $0.16     $0.16
Weighted average shares outstanding  2,234,488   2,234,488  2,234,488 2,234,488